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CONFIDENTIAL/LIMITED DISCLOSURE

                              DISTRIBUTOR AGREEMENT
                                       AND
                              MANUFACTURING LICENSE
                                  ("Contract")

                            Dated as of June 14, 1996


BY AND BETWEEN:

AM COMMUNICATIONS, INC.
1900 AM Drive
Quakertown, Pennsylvania 18951-9004
("AM")

AND

SCIENTIFIC-ATLANTA, INC.
Broadband Communications Group
4261 Communications Drive
Norcross, Georgia 30093
("Scientific-Atlanta")


         WHEREAS, Scientific-Atlanta desires to purchase from AM, and AM desires to sell to Scientific-Atlanta, certain Products (as defined below); and

         WHEREAS, AM is willing to grant Scientific-Atlanta the right to manufacture certain Products under certain conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Scientific-Atlanta and AM agree as follows:

1.       DEFINITIONS.

         1.1 "Defect" means any damage to a Product, any malfunction or error in a Product or any deviation from the Specifications for a Product.




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                  a. "Critical Defects" means Defects which might reasonably be expected to endanger life or be a hazard to health, including but not limited to Defects which might give an electrical shock, or Defects which might create a fire hazard.

                  b. "Class I Defects" means Defects which cause a Product to be functionally inoperative, or unable to meet its Specifications in all respects.

         1.2 "Developmental Products" means (i) any products which may be developed for Scientific-Atlanta by AM under separate agreement and added to Exhibit A and (ii) any additional products or models of products not yet made available for commercial sale, which products must be made available to Scientific-Atlanta by AM and included in Exhibit A when made available by AM to other customers.

         1.3 "Products" mean (i) all equipment and software used for status monitoring currently made available for commercial sale by AM, including without limitation the products set forth on Exhibit A, but excluding the products set forth on Exhibit B, (ii) any additional status monitoring products or models of products made available for commercial sale by or through AM, provided such products were not developed by AM for another purchaser at the expense of such other purchaser and AM is contractually prohibited from selling such products to purchasers such as Scientific-Atlanta, and (iii) any design documentation or end user manuals provided with a Product. Developmental Products may become "Products" when made available by AM to Scientific-Atlanta or any other customers and will then become Products under Exhibit A. The three (3) primary products which AM will initially sell to Scientific-Atlanta as "Products" are
(i) OmniVu software; (ii) Master Control Unit ("MCU"); and (iii) Transponders.

         1.4 "Initial Units" means the units of Products contemplated to be ordered and purchased by Scientific-Atlanta during the initial twelve (12) months of this Contract. S-A has set forth on Exhibit A the number of units of each Product which it estimates it may purchase during the first twelve (12) months of the Term of this Contract.

         1.5 "Non-Recurring Engineering Expense" means the direct engineering labor cost associated with the development of new product. Capital costs for capital items, such as equipment used in the development, and any costs related to the development of the base technology and existing products on which the new product is based, shall not be included in the definition of "NonRecurring Engineering Expense."

         1.6      "Price" or "Pricing" shall have the meaning set forth in
 Section 6.1

         1.7 "Proprietary Information" means any information or data fixed in a tangible medium and furnished by one party to the other under this Contract or relating to the Products and conspicuously marked as the confidential or proprietary information of the disclosing party or, if provided orally, is referred to in a written memorandum within twenty (20) days after such oral disclosure and is stated to be confidential or proprietary at the time the information is provided.



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         1.8 "Purchase Order" shall have the meaning set forth in Sections 5.1 and 5.2.

         1.9 "SA Customer" means any person or entity that acquires or has acquired from Scientific-Atlanta any units of Product purchased by Scientific-Atlanta under this Contract and, if such person or entity is a distributor or other interim purchaser, the ultimate purchaser of such units of Products.

         1.10 "Software" means (i) any Product which is primarily a computer program and is not incorporated into the circuitry of a Product, including but not limited to the OmniVu software and the AM Access software ("Software Product") and (ii) any computer program which is incorporated into the circuitry of a Product, such as microcode or nonvolatile memory ("Firmware"). As used in this Contract, Software includes both Software Products and Firmware unless one or both are specifically designated. Software Product shall be delivered by AM to Scientific-Atlanta on a golden master diskette unless another media type is specified by Scientific-Atlanta.

         1.11 "Specifications" means the design, functional, component performance, system performance, compatibility and operational characteristics, form, fit, visual look and features of the Products as set forth in Exhibit B to this Contract.

         1.12 "Term of this Contract" shall have the meaning set forth in
Section 18.1.

2.       SCOPE OF CONTRACT.

         This Contract is intended to establish the terms and conditions under which Scientific-Atlanta will act as a distributor for the Products of AM and the Prices and terms and conditions under which Scientific-Atlanta will purchase and manufacture Products for its own use or for distribution.

3.       SCIENTIFIC-ATLANTA AS DISTRIBUTOR.

         3.1 Products. Except as provided in Section 3.2, Scientific-Atlanta shall have the nonexclusive right, during the Term of this Contract to distribute the Products listed in Exhibit A worldwide.

         3.2 Exclusive Distributor. For a period of one (1) year commencing on the first date of manufacture of a Product jointly developed by Scientific-Atlanta and AM for which Scientific-Atlanta paid one hundred percent (100%) of AM's Non-Recurring Engineering Expense related to the development of such Product, Scientific-Atlanta shall be the exclusive worldwide distributor for any such Products, and AM shall not have the right to sell such Products to any person or entity other than Scientific-Atlanta. AM shall have the right to appoint other distributors for Products not jointly developed with Scientific-Atlanta in accordance with the preceding sentence.





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         3.3 Direct Sales of Certain Products by AM. Except for the time period described in Section 3.2 for certain Products, AM retains the right to sell all Products to any end-users, wherever located; provided, however, that AM shall pay the following royalties or commissions to Scientific-Atlanta in the following situations: (a) for Products jointly developed by Scientific-Atlanta and AM, in accordance with the commission or royalty provisions of the joint development agreement between the parties related to the development of such Products; (b) for transponder Products developed by AM, which Products operate on or with products or items sold by Scientific-Atlanta, a commission equal to ten percent (10%) of the amount AM invoices its customers for such transponder Products; and (c) for MCU (or ACU) Products or Software Products sold by AM for use by the end-user with equipment sold by Scientific-Atlanta, which equipment has a digital address imbedded in the firmware of such equipment and which equipment does not require a transponder due to such imbedded digital address, a commission equal to ten percent (10%) of the amount AM invoices its customers for such MCU (or ACU) Products and Software Products. As to items (b) and (c) above, such commission will be paid to reimburse Scientific-Atlanta for its marketing expenses related to promoting such Product(s) to its customers, and such commission shall be due and payable within forty-five (45) days after the end of each calendar quarter.

4.       PURCHASE OF PRODUCTS.

         4.1 Sale of Products. Upon the placement by Scientific-Atlanta of Purchase Orders in accordance with this Contract (including Article 5 hereof), AM shall sell the Products in the quantities and at the times set forth in the Purchase Orders issued by Scientific-Atlanta.

         4.2 Scientific-Atlanta Name. Unless otherwise requested by Scientific-Atlanta, any and all Products purchased under this Contract, and all installation, service, support and operating manuals provided to Scientific-Atlanta or SA Customers in conjunction with the Products, shall be privately labeled with the name "Scientific-Atlanta" and/or such logos or other names as requested by Scientific-Atlanta, other than to the extent to which units of Products to be delivered in the initial three calendar months of this Contract cannot be labeled as such. Scientific-Atlanta shall have the right to modify such appearance specification upon reasonable advance notice and its agreement to reimburse AM for its additional reasonable out-of-pocket costs relating to such modification. Any Product or portion thereof bearing the Scientific-Atlanta name, color (that is specified as part of the private labeling specification) or logo which is not purchased by Scientific-Atlanta under this Contract shall not be sold by AM, unless the Scientific-Atlanta name, color (that is specified as part of the private labeling specification) and logo are fully deleted, obliterated or masked from such Product or portion thereof. If the Scientific-Atlanta name or logo cannot be fully deleted, obliterated or masked from any portion of the Product, such Product units shall be destroyed by AM.



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5.       PURCHASE ORDERS; FORECASTING

         5.1 Purchase Orders. Scientific-Atlanta will order Products by submitting Purchase Orders to AM. Purchase Orders shall contain: a reference to this Contract; the identification of the Products being purchased; quantity to be purchased; the requested shipping destination and shipping date; and any other special information required by this Contract or by the circumstances of the Purchase Order. Scientific-Atlanta shall be entitled to defer or cancel Purchase Orders, upon written notice to AM, up to thirty (30) days prior to the scheduled delivery date, provided, however, Scientific-Atlanta shall use its reasonable efforts to notify AM of such deferral or cancellation as soon as Scientific-Atlanta becomes aware that such deferral or cancellation may be necessary. In the event of such deferral or cancellation of an order, Scientific-Atlanta shall reimburse AM for the cost of any work-in-progress related to such order, provided, however, AM shall deduct any amounts paid by Scientific-Atlanta as reimbursement from the Price of Products later ordered by Scientific-Atlanta , which Products would use such work-in-progress. Upon fifteen (15) days' notice prior to the then-scheduled delivery date, Scientific-Atlanta shall be entitled to change the shipping destination set forth in such Purchase Order or to split such Purchase Order into more than one shipping destination. AM shall accept each such Purchase Order, and shall be obligated to deliver on the applicable delivery date the number of units of Products set forth in the Purchase Order, as long as the delivery date for the units of Products set forth is a minimum of sixty (60) days following the date of the Purchase Order, unless the parties agree on a later delivery date because of parts shortages.

         5.2 Rejection of Purchase Orders. AM shall be entitled, but shall not be required, to reject a Purchase Order, within ten (10) days of receipt, if:
(i) it requests delivery in fewer than sixty (60) days ("Non-Conforming Purchase Order"). If AM does not reject a Non-Conforming Purchase Order within ten (10) days of the date of the applicable Purchase Orders, AM shall be deemed to have accepted such Non-Conforming Purchase Order. If Scientific-Atlanta places Purchase Orders with shorter lead times, AM shall use its best efforts to accept such Purchase Orders in accordance with the stated delivery date. AM shall acknowledge in writing the receipt of each Purchase Order from Scientific-Atlanta.

         5.3 Terms and Conditions. The terms and conditions of this Contract shall be deemed incorporated into and made a part of each Purchase Order and any amendment thereto issued to AM under this Contract. Any terms and conditions appearing in any Purchase Order or in any acknowledgment or acceptance of a Purchase Order, that are inconsistent with, different from, or in addition to, the terms and conditions of this Contract shall be void and of no effect.

         5.4. Twelve Month Rolling Forecast. Within sixty (60) days after the execution of this Contract, Scientific-Atlanta shall provide to AM a twelve month forecast of its anticipated purchases of Products from AM, broken down on a monthly basis. Scientific-Atlanta shall update such twelve month forecast each month thereafter until the expiration or termination of this Contract. Such forecasts shall not be binding on Scientific-Atlanta.




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6.       PRICE AND PAYMENT.

         6.1 Price. Prices for the Products ("Price") are as set forth in Exhibit A to this Contract, but shall automatically adjust at any time during this Contract pursuant to the terms of Sections 6.4 and 6.5. In addition, AM shall allow Scientific-Atlanta to participate in the discount plans offered to other purchasers who resell the Products. Unless otherwise agreed in writing, all Prices are F.O.B. AM's factory and include any duties or other fees payable with respect to the importation of the units of the Products or components into the United States. During the Term of this Contract, prices will be subject to downward adjustment at each twelve (12) month anniversary of the date of this Contract; at each twelve (12) month anniversary, AM and Scientific-Atlanta shall negotiate the Price for each Product, taking into account competitive prices for similar products; provided, however, if the parties do not agree on a Price for a Product, the Price for such Product shall be the amount that AM must charge for such Product to derive a forty percent (40%) gross margin on the sale of such Product to Scientific-Atlanta, using AM's standard costs of parts, labor, etc., related to the manufacture of such Product to determine AM's gross margin on such Product. If at any time during the Term of this Contract Scientific-Atlanta is not able to effectively compete with its competitors due to its resale price for Products, AM agrees to meet with Scientific-Atlanta about the factors causing its inability to compete and agrees to decrease the Price to the extent appropriate to enable Scientific-Atlanta to effectively compete on sales of Products.

         6.2 Shipping and Other Charges. Prices include all costs for packaging and crating of Products for domestic shipment but do not include any shipping, taxes or duties related to shipment to the destination specified by Scientific-Atlanta. Such shipping, taxes and duties will be prepaid by AM and then invoiced to Scientific-Atlanta.

         6.3 Payment Terms. Payment for Products other than Software shall be due within forty-five (45) days of the date of the later of delivery of Product by AM to Scientific-Atlanta or receipt of the invoice, which invoice shall not be dated prior to the date of shipment. (Scientific-Atlanta will be deemed to have accepted the Products if it has not notified AM of any problem with the Products within forty-five (45) days after delivery of such Products to Scientific-Atlanta.) Payment for Software Products sold by Scientific-Atlanta to its customers shall be due forty-five (45) days after the end of the calendar quarter in which such Software Products were sold by Scientific-Atlanta. Scientific-Atlanta shall maintain records of any fees due on any systems sublicensed or distributed by or through Scientific-Atlanta, its sublicensees or distributors. AM shall have the right, during Scientific-Atlanta's normal business hours, to audit on an annual basis, at AM's expense, such records using an independent auditor. To the extent that AM grants credits to Scientific-Atlanta in connection with joint development efforts or otherwise, Scientific-Atlanta shall be entitled to deduct such credits from any invoices in accordance with the terms of any credits so granted by AM. For instance, Scientific-Atlanta has agreed to pay AM One Hundred Twenty-Five Thousand Dollars ($125,000) of Non-Recurring Engineering Expense in connection with two (2) products to be jointly developed by Scientific-Atlanta and AM under a joint development agreement between the parties, and, pursuant to Section 21.2, Scientific-Atlanta has agreed to pay AM Seventy- Five Thousand Dollars ($75,000) for modifications by AM of certain Software, and as a result of


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these agreements by Scientific-Atlanta to pay a total of Two Hundred Thousand
Dollars ($200,000) at specified milestones, AM has agreed to provide Scientific-Atlanta with a credit of One Hundred Thousand Dollars ($100,000) to be used by Scientific-Atlanta at a rate of no more than ten percent (10%) per month over the twelve (12) month period commencing on the date of this Contract.

         6.4 Cooperation on Cost Reduction. Scientific-Atlanta and AM will work together and separately to determine areas in which the parties can help effectuate cost reductions in the Products. Any information provided pursuant to this Section shall be treated as Proprietary Information. If AM initiates an idea for a cost reduction, twenty-five percent (25%) of the cost reduction per Product will be passed on to Scientific-Atlanta through a reduction in the Price. If Scientific-Atlanta initiates an idea for a cost reduction, seventy-five percent (75%) of the cost reduction per Product will be passed on to Scientific-Atlanta through a reduction in the Price. If it is unclear which party initiated a cost reduction idea, fifty percent (50%) of the cost reduction per Product will be passed on to Scientific-Atlanta through a reduction in the Price. In determining the amount of the cost reduction, expenses related to implementation of the change shall be taken into consideration.

         6.5 Most Favored Customer. The Price and the terms and conditions for Products provided to Scientific-Atlanta under this Contract shall be at prices and on terms and conditions at least as favorable as provided by AM to any other customer for similar quantities. If, at any time during the Term of this Contract, AM's selling price (taking into account discounts, rebates and similar deduction or refunds) as quoted or invoiced to any person or entity on a per unit of Product basis, is lower than the Price, then thereafter the Price shall be reduced to such lower price for all units of the applicable Products delivered to Scientific-Atlanta under this Contract.

7.       DELIVERY.

         7.1      Shipment.

                  a. AM shall deliver the Products to those locations identified in the Purchase Orders and shall ship such Products in accordance with and on a date to ensure compliance with the delivery dates specified in the terms of each Purchase Order. Delivery shall occur upon receipt of ordered Products by Scientific-Atlanta or SA Customer. Unless Scientific-Atlanta requests shipment by a designated carrier, AM shall arrange for shipping of the Products and related insurance and freight charges and insurance charges will be prepaid by AM.

                  b. AM shall not be entitled to make partial shipments of units of Products covered by any Purchase Order without the prior written consent of Scientific-Atlanta.

         7.2      Late Delivery.

                  c. If AM determines that it is reasonably likely that it will not deliver all or any portion of the units of Products covered by a Purchase Order at the times designated therein, AM will immediately advise
Scientific-Atlanta. If the affected Purchase Order calls for delivery to an SA


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         Customer, or if Scientific-Atlanta advises AM that the units covered by the affected Purchase Order were being delivered to Scientific-Atlanta for committed delivery or for consolidation with other items for delivery to any SA Customer, upon AM's failure to deliver by the designated delivery date all of the units of Products covered by the Purchase Order, AM shall pay Scientific-Atlanta an amount equal to the additional cost incurred or credit required to be issued by Scientific-Atlanta as a result of AM's late delivery, up to a maximum of twenty-five percent (25%) of the Price of the Products on the Purchase Order ("Late Delivery Payment"). If the affected Purchase Order was for delivery to Scientific-Atlanta for the purposes of stocking inventory, the Late Delivery Payment provided in this Section 7.2 will not be payable for the first fifteen days of delay in shipment and will thereafter be payable at the rate of two percent (2%) of the Price for each complete five (5) day increment of delay in shipment, with a maximum amount of twenty percent (20%) of the Price. These Late Delivery Payments shall apply to Purchase Orders issued and accepted in accordance with the Purchase Order of Article 5, and for which payments in accordance with Section 6.6, if any, have been made. This provision shall not apply in the event of a late delivery of the first order for MCUs placed by Scientific-Atlanta; Section 11.6 shall govern in that situation.

                  d. AM agrees that it will not ship any units of Products to any other customer (other than a customer with a contractual right in effect as of the execution and delivery of this Contract to require AM to sell such units at such time), if, as a consequence of shipments of such units in the applicable calendar month, shipments of Products to Scientific-Atlanta or any SA Customer under this Contract will be delayed.

         7.3 Testing of Products. Each unit of Products delivered to Scientific-Atlanta under this Contract shall be subject to acceptance quality level ("AQL") testing in accordance with this Section 7.3 to determine whether Defects are present in the Products. AM will provide Scientific-Atlanta with a list of test equipment, standard test procedures and control charts used by AM for AQL testing, and such list and procedures shall be applied to Products delivered under this Contract and shall, upon the reasonable request of Scientific-Atlanta, be modified. AM shall replace each Product that fails the AQL test. A complete record of all tests performed shall be kept by AM for a reasonable period and shall be made available to Scientific-Atlanta (or SA Customers) upon request. A representative of Scientific-Atlanta (or any SA Customer) shall be entitled, at its expense, to witness the AQL tests carried out by AM. In addition, Scientific-Atlanta and any SA Customer shall be entitled, but shall not be required, to perform its own AQL testing of delivered Products and will advise AM of any units of Products requiring replacement as a result of such AQL testing. Except with respect to units of Products which are rejected by Scientific-Atlanta or any SA Customer, Products shall be deemed to be accepted as of the earlier of (i) passage of AQL testing by Scientific-Atlanta or the SA Customer or (ii) thirty (30) days after receipt at the delivery destination.

8.       TITLE AND ASSUMPTION OF RISK.

         8.1 Transfer on Shipment. AM shall convey good title, free from any claim or encumbrance, to all Products sold and delivered by AM under this Contract. Title to the Products shall pass at the time of shipment by AM as described in Section 7.1. Any loss or damage to


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Products occurring prior to passage of title shall be at AM's risk. Any loss or damage to Products occurring after passage of title shall be at Scientific-Atlanta's risk.

9.       WARRANTIES & MAINTENANCE FROM AM.

         9.1 Warranties. AM hereby represents and warrants to Scientific-Atlanta that:

                  a. All Products are new, shall conform in all respects to the Specifications, and be free from defects in design, materials and workmanship; and

                  b. All Products shall function under ordinary use in conformance with their Specifications.

                  c. All Products shall bear date codes and shall bear bar codes.

                  d. The Transponder Products sold by AM to Scientific-Atlanta will function properly with the MCU Products sold by AM.

                  e. The MCU Products sold by AM to Scientific-Atlanta will function properly with the transponders manufactured or sold by Scientific-Atlanta in the past, present or future.

                  f. AM has the right to grant to Scientific-Atlanta licenses for any Software that is supplied by AM to Scientific-Atlanta under this Contract.

                  g. All Software, including the OmniVu Software, licensed by AM to Scientific-Atlanta under this Contract will function properly with the transponders manufactured or sold by Scientific-Atlanta in the past, present or future.

                  h. No impediment exists to AM entering into this Contract, and AM has not made any agreement with any third party which will interfere with AM's performance under this Contract.

                  i. Prior to delivery to Scientific-Atlanta, all Software, including the OmniVu Software, will be extensively tested by AM and shall perform all functions successfully in their intended environment in accordance with the Specifications.

                  j. To the best of AM's knowledge, information and belief, there are no threatened or pending infringement actions against AM relating to the Products and there are no infringements of any third party patent, copyright, trade secret, trademark or other third party proprietary rights by AM relating to the Products.

                  k. Software delivered to Scientific-Atlanta under this Contract will not contain any security or timing mechanism that would in any manner affect the authorized use of such



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Software or other software, or any code that would permit unauthorized entry or modification of the Software or other software.

                  l. All design documentation and user documentation for Products (including Software Products) will be complete and accurate as of the date of final acceptance.

         9.2 Warranty Period. The warranties set forth above shall apply on the effective date of this Contract and, as to each Product, exclusive of Software Products, delivered, for the period beginning on the date of delivery and ending three (3) years thereafter if delivered to an SA Customer or ending three and one-half (3 1/2) years after the date of delivery of Product if delivered to Scientific-Atlanta (such period, as extended, if applicable, being referred to herein as the "Warranty Period"). For Software Products, the warranties set forth above shall apply on the effective date of this Contract and, as to each Software Product delivered, for the period beginning on the date of Delivery and ending one (1) year thereafter if delivered to an SA Customer or ending one and one-half (1 1/2) years after the date of delivery of such Software Product if delivered to Scientific-Atlanta (such period, as extended, if applicable, being referred to herein as the "Software Product Warranty Period"). AM shall offer an optional extended warranty for two additional one year periods for the prices set forth in Exhibit A.

         9.3 Warranty Replacement or Repair. Within the Warranty Period and for thirty days thereafter, Scientific-Atlanta and SA Customers shall have the right to return to AM Products (including Firmware in the Products) not conforming to the above warranties and to require that AM, at its expense, repair such Products or replace them with new, conforming Products, within fifteen (15) days of receipt by AM of such returned Products. For Software Products during the Software Product Warranty Period, if the Software Product, in any material respect, fails to so conform at any time, AM shall, at no charge, correct the problem and provide corrected Software Product to Scientific-Atlanta.

                  a. Procedures; Shipping; No Coverage. Upon request of Scientific-Atlanta or SA's Customer, AM's authorized service personnel will provide a return material authorization number which shall accompany any returned Products. AM shall pay all transportation costs for the return of the Products to AM and to Scientific-Atlanta or SA's Customer. AM shall repair or replace any Products not conforming to the warranties provided herein within four weeks of receipt. In the event any Product which does not comply with this warranty is returned for repair more than two (2) times based on similar reasons relating to functionality or useability, AM shall immediately provide Scientific-Atlanta or the SA Customer with a new, conforming replacement Product. If Product returned for repair is not covered by the terms of the warranty provided hereunder, the cost of repair and shipping expenses shall be reimbursed by Scientific-Atlanta or the SA Customer at AM's prevailing service prices.

                  b. Exclusions. The foregoing warranties and remedies are for Scientific-Atlanta's and SA Customers' benefit and may only be transferred in connection with the sale or other transfer of the Products to another person or entity or the permitted assignment of this Contract. The



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warranties under this section do not apply to products damaged or rendered unserviceable by: (1) misuse, theft, vandalism, fire, water or other peril or
(2) improper installation or unauthorized alteration of the Products.

                  c. Initial Evaluation. Scientific-Atlanta shall bear initial responsibility for determining if an alleged defect is a Critical Defect or a Class I Defect. If Scientific-Atlanta determines that a defect appears to be a Critical Defect or Class I Defect, Scientific-Atlanta will immediately notify AM and AM will immediately ship a spare unit to Scientific-Atlanta or to the SA Customer, as applicable, and the SA Customer (or Scientific-Atlanta) will return the defective unit to AM for repair or replacement.

                  d. Reports. Upon the reasonable request of AM, Scientific-Atlanta will provide AM with reports as to reported warranty problems. AM will provide Scientific-Atlanta on a quarterly basis, but not more often than monthly, with data on repairs and replacements performed by AM on Products purchased under this Contract and, to the extent relating to functionality or useability, on Products purchased by other persons or entities. AM shall give Scientific-Atlanta reasonable access to any databases containing such data.

                  e. Field Support. Scientific-Atlanta will provide telephone support with standard troubleshooting procedures in an attempt to fix any alleged problem or answer any technical questions concerning the Product to SA Customers. Scientific-Atlanta will document any telephone calls concerning defects. As provided in Exhibit E, AM will, at its expense, provide Scientific-Atlanta's personnel with procedures and training so that Scientific-Atlanta's personnel will be able to perform this customer support. AM will resolve problems that Scientific-Atlanta cannot resolve with telephone support.

         9.4 Repetitive Warranty Problems. If at any time during the initial twelve (12) months of this Contract, the aggregate number of Products (aggregating all Products regardless of model or type) experiencing Critical Defects or Class I Defects exceeds (a) one percent (1%) of the Initial Units for any reason or (b) one percent (1%) of the Initial Units as a result of the same or a substantially similar cause, Scientific-Atlanta shall be entitled to terminate this Contract.

         9.5 Disclaimer. THE WARRANTIES REFERRED TO HEREIN SHALL BE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND AM SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         9.6 Out of Warranty Repairs. AM shall provide Scientific-Atlanta with all schematics, parts lists, price lists, maintenance and repair manuals, and other documentation reasonably necessary for Scientific-Atlanta to conduct out-of-warranty repair of Products purchased by it or by SA Customers, together with, at Scientific-Atlanta's request and at cost, any special tooling or fixtures necessary for such repairs (and any drawings thereof needed for such repairs). This information shall be treated as Proprietary Information.


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         9.7 Software Product Maintenance. Subsequent to the expiration of the
Software Product Warranty Period (or any extension thereto), AM shall provide Scientific-Atlanta with maintenance for each of the Software Products for each twelve (12) month period thereafter (the "Maintenance Periods") for a fee of ten percent (10%) of AM's license fee as set forth in Section 21.1 for such Software Products. During each Maintenance Period, AM shall provide to Scientific-Atlanta for each Software Product:

                  a. all error corrections, enhancements, upgrades and new releases which are issued by AM during such Maintenance Period;

                  b. engineering support, as needed by Scientific-Atlanta or an SA Customer;

                  c. one hundred (100) hours of training;

                  d. telephone support by at least two (2) designated technical contacts that Scientific-Atlanta may call between the hours of 8:00 a.m. and 8:00 p.m. (Central Time), Monday through Friday and between the hours of 8:00 a.m. and 3:00 p.m. (Central Time) on Saturday and Sunday;

                  e. reasonable access by Scientific-Atlanta (via remote telecommunications) to AM's problem reports;

                  f. routine maintenance on a problem-severity basis, with "Severity 1" problems being of the highest importance and "Severity 4" problems being of the lowest importance. Scientific-Atlanta and AM will jointly determine the severity of each problem. AM will resolve problems of differing severity levels as follows:

                            Severity 1: A problem preventing effective use of
the Product or Software Product. An acknowledgment will be provided by AM within two (2) hours and a bypass or temporary fix will be provided on a best-effort basis within 24 hours.

                            Severity 2: A problem significantly affecting the
productive use of the Product or Software Product with a bypass or other resolution to be provided by AM on a best-effort basis within three (3)business days.

                            Severity 3: A problem which has minor or no impact
on normal operation, but could in some situations cause a problem with resolution by AM in the next release of the Software Product or in ninety (90) days, whichever occurs first.

                            Severity 4: An irritant in nature. No error
correction is deemed necessary with resolution by AM in the next release.

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10.      WARRANTY SERVICE COMMITMENT.

         AM understands the high level of service commitment which Scientific-Atlanta has to its customers. During the Term of this Contract, or for the extent of the Warranty Period and any extension thereof for Products provided under this Contract, if more than three percent (3%) of the Products returned to AM for warranty replacement or repair in any month are not delivered to Scientific-Atlanta or the Scientific-Atlanta Customer within the time frame provided in section 9.3, such a month shall be considered a "Month of Deficient Warranty Service." If more than five percent (5%) of the Products returned for warranty replacement or repair experiences a recurrence of the same or similar problem within ninety (90) days, or after the second occurrence of a Month of Deficient Warranty Service, Scientific-Atlanta, at its option, may require that Scientific-Atlanta assume warranty maintenance responsibility for the Products. If Scientific-Atlanta makes such a requirement, AM shall assist Scientific-Atlanta in establishing a service facility to permit the transfer of such responsibilities.

11.      CHANGES TO PRODUCTS.

         11.1 Information Regarding Changes. AM shall provide advance notice to Scientific-Atlanta of any proposed material change in the Specifications of the Products as early as possible. AM shall make no Material Change in the Specifications for Products without the prior written consent of Scientific-Atlanta. AM shall have the right to make substitutions, modifications and improvements to the Products which do not involve a Material Change in the Specifications, provided such substitutions, modifications or improvements do not alter the form, fit or function, or adversely affect the Specifications, of the Products, and further provided that any such substitutions, modifications or improvements shall not modify the Price for such substituted, modified or improved products without the prior written approval of Scientific-Atlanta.

         "Material Change in the Specifications" shall include:

                  (i) any change that alters the performance of the Products;

                  (ii) any change in the form, fit, features or functionality of the Products;

                  (iii) any change that results in an increased cost to Scientific-Atlanta in implementation or which renders obsolete Software Products or products, components, parts or Firmware used in connection with the Products, including those products, components, parts or software manufactured by Scientific-Atlanta.

         11.2 Enhancements and Modifications. Scientific-Atlanta shall have the right, but not the obligation, to accept in Products any enhancements and modifications proposed by AM to the Products.

         11.3 New Products. Scientific-Atlanta shall also have the right to purchase Scientific-Atlanta private label versions of any new products or new models of products which AM develops (or which AM jointly develops with Scientific-Atlanta) during the Term of this Contract on the same terms as provided herein for existing Products.

         11.4 Proposals for Enhancements. Scientific-Atlanta may issue to AM written proposals for enhancements and modifications to Products from time to time. AM will respond to such proposals within thirty (30) days and will implement such enhancements and modifications to the Products privately labeled for Scientific-Atlanta if commercially reasonable. AM agrees that, at Scientific-Atlanta's request under this section, it will modify its transponder Products, thereby creating new Products, which will work with the equipment manufactured or sold by Scientific-Atlanta or Scientific-Atlanta's competitors. In each instance of such enhancement or modification, Scientific-Atlanta and AM will agree upon a schedule for developing and testing such enhanced or modified Products and will agree about whether Scientific-Atlanta should bear any of the cost of implementing such enhancement or modification.

         11.5 Software Changes. For Software, AM shall also provide to Scientific-Atlanta any changes, modifications, or upgrades at least two (2) weeks prior to any general release of such changes, modifications, or upgrades. All such changes, modifications or upgrades shall be backward compatible with prior Software supplied by AM to Scientific-Atlanta.

         11.6 Development of Higher Capacity MCU Product. AM agrees to develop and sell to Scientific-Atlanta under this Contract an MCU of higher capacity which will be capable of working with 10,000 transponder Products and which will be referred to as an "ACU" and which otherwise shall be functionally equivalent in form, fit, function, speed and performance with the current ACU. AM agrees to have such new ACU product in production by no later than the date which is six
(6) months after the date on which Scientific-Atlanta places a Purchase Order for such an ACU. AM agrees to reimburse Scientific-Atlanta for any and all late delivery fees or penalties which Scientific-Atlanta incurs with an SA Customer as a result of AM's late delivery of any ACU Product ordered by Scientific-Atlanta on its first Purchase Order for ACU Products; provided, however, such total late penalties or fees shall not exceed one hundred percent (100%) of the total Price for such late delivered ACUs.

12.      SALES AND SERVICE TRAINING.

         AM will provide training to Scientific-Atlanta in accordance with Exhibit E to this Contract.

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13.      INDEMNIFICATION.

         Subject to the provisions of Article 16 hereof, AM shall indemnify and hold harmless Scientific-Atlanta and its directors, officers, partners, employees, agents, subsidiaries, affiliates, and assignees, or any of them and any SA Customer and it directors, officers, partners, employees, agents, subsidiaries, affiliates, and assignees, from and against any losses, damages, liabilities, expenses, costs, claims, suits, demands, actions, causes of action, proceedings, judgments, assessments, deficiencies and charges on account of physical damage to tangible property and personal injuries, including death, to all persons, arising from any willful misconduct or negligence of AM in the performance (or nonperformance) of this Contract.

14.      CONFIDENTIALITY.

         14.1 Proprietary Information. AM and Scientific-Atlanta agree that any Proprietary Information disclosed by the disclosing party to the receiving party shall be maintained in trust and confidence by the recipient for a period of five (5) years from the date of disclosure with at least the same degree of care as the recipient treats its own Proprietary Information, but in no case less than reasonable care. After such five (5) year period, the obligations of the receiving party shall be those imposed by applicable law, including patent, trademark and copyright law. Any Proprietary Information disclosed by the disclosing party shall be used by the recipient solely for the purposes of carrying out the purpose and intent of this Contract and may not be disclosed by the recipient to anyone other than to its employees or agents or consultants rendering services related to the subject matter of this Contract who have agreed, in writing, to hold such Proprietary Information in trust and confidence and who need to use such Proprietary Information for the purposes of this Contract. The terms and conditions of this Contract shall be deemed to be Proprietary Information.

         14.2 Permitted Disclosure. The obligations of Section 14.1 shall not apply to:

                  (i) disclosures pursuant to an order or judgment of any court or governmental body provided that the disclosing party shall give reasonable notice of such order or judgment to the other party prior to making such disclosure;

                  (ii) disclosures pursuant to any law, rule or regulation, provided that the disclosing party: has received a written opinion of its counsel that such disclosure is required; has given reasonable notice to the other party in advance of such disclosure; and seeks confidential treatment of such information from the entity to which the disclosure is made;

                  (iii) Proprietary Information which is or becomes generally available to the public through any means other than a breach by the receiving party of its obligations under this Contract;

                  (iv) Proprietary Information which is disclosed to the receiving party without an obligation of confidentiality by a third party who has the right to make such disclosure;

                  (v) Proprietary Information which is developed independently by the receiving party without use of the Proprietary Information or was in possession of the receiving party without obligations of confidentiality prior to receipt under this Contract; or

                  (vi) Proprietary Information which is required to be disclosed to enforce rights under this Contract.

15.      PROPRIETARY RIGHTS INDEMNIFICATION.

         15.1 Indemnification. AM shall pay all costs and damages finally awarded in any suit against Scientific-Atlanta (or against any SA Customer, as applicable) to the extent based upon a claim that the Products furnished under this Contract infringe the intellectual property rights of a third party.

         15.2 Procedures. In the event of any allegation of infringement of the type described in Section 15.1 hereof or a claim or suit based thereon (the "Allegation"), Scientific-Atlanta (or, as applicable, an SA Customer) shall promptly notify AM of such Allegation in writing. If Scientific-Atlanta has the right to assign the right to defend and/or settle any Allegation pursuant to Scientific-Atlanta's contract with the applicable SA Customer, Scientific-Atlanta shall offer AM the right to defend and/or settle the applicable Allegation and AM shall promptly commence efforts to settle or to defend against such Allegation. Scientific-Atlanta (or, as applicable, the SA Customer) shall reasonably cooperate with AM, at the expense of AM, in such settlement or defense; provided, however, if Scientific-Atlanta is required to defend, AM shall pay all costs, including attorney's fees, incurred by Scientific-Atlanta in the defense of such Allegation.

         15.3 Injunction. In the event that the use of Products delivered under this Contract is enjoined, AM shall, at its option, do one or more of the following:

                  (i) procure the right to continue using the infringing Product, at no cost to the Scientific-Atlanta (or, as applicable, SA Customer); or

                  (ii) replace the item with a non-infringing Product (or modify the item so it is non-infringing), provided the replacement or modified Product is in compliance with the Specifications in all material respects.

         If AM is unable to accomplish (i) or (ii) above within ninety (90) days after issuance of such injunction, Scientific-Atlanta may, at its option, require AM to refund the entire purchase price paid by Scientific-Atlanta (or, as applicable, SA Customer) for the infringing items as well as other products acquired from AM or Scientific-Atlanta that have been rendered unusable by Scientific-Atlanta (or, as applicable, an SA Customer) for any related purpose as a result of such injunction by virtue of their integration with units of Products, including but not limited to other Products acquired under this Contract.

         15.4 Modifications. Notwithstanding any other provision of this Article, AM shall have no liability for any infringement arising from (a) use of otherwise non-infringing Products in combination with other items, unless AM sold, made or recommended them all as a combination, or the specific combination is necessary for the use of the Products in the normal course of events or (b) modification of items after delivery, unless (i) AM made or specifically recommended the modification, (ii) the modification constitutes normal repair or replacement in accordance with AM's repair procedures or the modification is the result of the implementation of AM-provided options and enhancements for the Products.

16.      LIMITATION OF LIABILITY.

         AM shall not be liable to Scientific-Atlanta, and Scientific-Atlanta shall not be liable to AM, for any amounts representing their loss of profits, loss of business, or their indirect, special, exemplary, consequential or punitive damages, arising from the performance or nonperformance of this Contract or any acts or omissions associated therewith or related to the use of any items or services furnished hereunder, whether the basis of the liability is breach of contract, tort (including negligence and strict liability), statutes or any other legal theory.

17.      EXCUSABLE DELAYS.

         Neither AM nor Scientific-Atlanta shall be liable for any delay or non-performance hereunder, resulting from: acts of God; fires; casualty; severe weather conditions; strikes; war; riots; civil disorder; earthquakes; lockouts; insurrections; energy shortages; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; freight embargoes; custom delays at the port of shipment or destination; or any other condition or occurrence whatsoever beyond the reasonable control of such party. If the performance of this Contract is delayed, prevented, restricted or interfered with by reason of any such event, (a) the party whose performance is delayed, prevented, restricted or interfered with shall give prompt written notice to the other party of the event and shall be excused from performance to the extent delayed or prevented; provided, however, that the party whose performance is prevented or delayed shall take reasonable steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent such causes are removed; and (b) if it appears that a time for delivery or performance pursuant to this Contract will be extended for more than thirty (30) days, the party receiving notice under clause (a) above shall have the right to terminate, by written notice to the other party, any portion of this Contract or of a Purchase Order covering the delayed performance and the obligations and liabilities of the affected parties with respect to such portion of the Purchase Order shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Contract. Additionally, if it appears that deliveries of Products under this Contract are reasonably likely to be delayed or disrupted for a period of more than one-hundred twenty (120) days, Scientific-Atlanta will have the right to terminate this Contract.

18.      TERM AND TERMINATION.

         18.1 Term. The Term of this Contract commences on the date first written above (the "Effective Date") and shall continue for three (3) years following the Effective Date of the Contract.

         18.2 Termination of Purchase Order. By written notice to AM, Scientific-Atlanta may terminate a Purchase Order issued by it, in whole or in part and without any liability to AM for items not yet delivered, effective upon such written notice, in the event, other than because of an Excusable Delay pursuant to Section 17, AM fails to make delivery of the Products set forth in such Purchase Order within thirty (30) calendar days after the specified time for delivery (or such longer period as Scientific-Atlanta may authorize in writing).

         18.3 Termination of Contract. This Contract may be terminated upon any of the following events, in addition to the rights set forth above, upon written notice:

                  a. By either Scientific-Atlanta or AM in the event that the other party makes an assignment for the benefit of creditors (other than a security interest filed in the ordinary course);

                  b. By either Scientific-Atlanta or AM in the event that the other party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such other party under any bankruptcy or insolvency laws and such proceedings are not terminated within ninety (90) days, or a receiver is appointed for such other party;

                  c. By Scientific-Atlanta in the event that AM fails to perform any material provision of this Contract and does not cure such failure within a period of sixty (60) days after receipt of written notice from Scientific-Atlanta specifying such failure and stating its intention to terminate this Contract if such failure is not cured;

                  d. By AM in the event that Scientific-Atlanta fails to perform any material provision of this Contract, does not cure such failure within a period of sixty (60) days after receipt of written notice from AM specifying such failure and stating its intention to terminate this Contract if such failure is not cured; or

                  e. By Scientific-Atlanta in the event that delivery of Products by AM, which Products were for the benefit of an SA Customer, is delayed by more than sixty (60) days, excluding delays resulting from a force majeure event.

         18.4 Effect of Termination. In the event of any termination of this Contract all licenses or sublicenses granted by Scientific-Atlanta to SA Customers prior to such termination and all licenses which Scientific Atlanta is obligated to grant under any offers outstanding as of the date of termination, shall remain in effect. In addition Scientific-Atlanta shall have the right to continue to maintain and update all Software licensed to SA Customers.

         18.5 Cumulative Rights. The rights and remedies provided in this Article are not exhaustive and, subject to the limitations set forth in this Contract, are in addition to any other rights and remedies available under this Contract or by operation of law.

         18.6 Survival of Provisions. The obligations of both AM and Scientific-Atlanta under this Contract, which by their nature would continue beyond the termination, cancellation or expiration of this Contract shall survive termination, cancellation or expiration of this Contract.

19.      NOTICES.

         19.1 Written Notification. Any notice(s) required or permitted to be given or made by a part under this Contract shall be in writing to the other party at the address of such party as set out at the head of this Contract, with a copy for Scientific-Atlanta to the Office of the General Counsel, at One Technology Parkway South, Norcross, Georgia 30092-2967. Whenever one party is required or permitted to give written notice to the other pursuant to this Contract, such notice(s) shall be deemed to be duly given on the earliest of (i) actual receipt, irrespective of whether sent by post, telex, cable, facsimile transmission (followed by mailing of a hard copy), overnight courier or other method, or (ii) on the sixth (6th) day after mailing by registered or certified airmail from the country in which the notice originated, return receipt requested and postage prepaid.

         19.2 Change of Address. A party may from time to time change its address for notification purposes and or the parties to be notified by giving the other party written notice of the new address and/or parties and the date upon which the change will become effective.

20.      COORDINATION OF MEDIA RELEASES.

         All media releases or public announcements by AM or Scientific-Atlanta which identify AM or Scientific-Atlanta in the context of this Contract shall be coordinated with and approved in writing by AM and Scientific-Atlanta prior to the release thereof; provided, however, that nothing in this Article shall be construed to limit the right of either party to issue such disclosures that are reasonably believed by that party to be required by law.

21.      LICENSES.

         21.1 Software License. AM hereby grants to Scientific-Atlanta an irrevocable, worldwide, non-exclusive, royalty bearing, license including the right to sublicense (the "License") to make, use, copy, modify (including making translations), maintain, and distribute through its normal channels of distribution all Software. Scientific-Atlanta may sublicense any Software under the terms and conditions of a written agreement that substantially conforms to its standard software license, a copy of which is attached as Exhibit D. Scientific-Atlanta shall be provided by AM under this license with the current version of all Software and shall be provided at no additional cost with all upgrades, modifications, improvements and error corrections for such Software. The license fees for Software Products set forth in Exhibit A shall be paid to AM by Scientific-Atlanta pursuant to the terms of Section 6.3 and shall cover all Software used in such system; provided, however, that Scientific-Atlanta shall not be obligated to pay any license fee for Software installed on a system for sales and demonstration purposes only.

         21.2     Modifications / Translations of Software.

                  a. Scientific-Atlanta agrees to pay AM a fee of Seventy-Five Thousand Dollars ($75,000) for AM's cost of modifying the OmniVu Software to work with all transponders manufactured or sold by Scientific-Atlanta in the past or the present. This fee shall be paid by Scientific-Atlanta as follows, provided the specified activity has occurred:


Activity                                                       Percentage of Fee
Approval by Scientific-Atlanta of specification for                  50%
modified OmniVu Software proposed by AM, which specification shall be delivered by AM to Scientific-Atlanta within thirty (30) days after the date of this Contract

Delivery to Scientific-Atlanta of the beta version of                25%
modified OmniVu Software

Acceptance by Scientific-Atlanta of final version of                 25%
modified OmniVu Software

Scientific-Atlanta will either accept or reject the final version of modified OmniVu Software within two weeks of its receipt of the same from AM. AM agrees to credit Scientific-Atlanta with Thirty- Seven Thousand Five Hundred Dollars ($37,500) of the fee described above, which Scientific-Atlanta shall be entitled to use on invoices from AM at the rate of ten percent (10%) of such sum per month, with the entire credit being used by Scientific-Atlanta by no later than twelve (12) months after the date of this Contract.

                  b. Scientific-Atlanta may request that AM provide a foreign language translation of any of the Software provided by AM, subject to agreement on a development schedule and the payment of a mutually agreed upon fee. Notwithstanding the foregoing sentence, should (i) Scientific-Atlanta request it or (ii) the parties be unable to agree upon a fee, AM shall license and provide to Scientific-Atlanta for its internal use all source code and design documentation for the Software necessary for Scientific-Atlanta translate the Software provided by AM into a foreign language and to support the translation so developed. AM shall also provide Scientific-Atlanta with any development tools or test suites that are needed for a translation and which are not available on commercially reasonable terms from third parties. Any translation shall be subject to the license given in Section 21.1 of this Contract.

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         21.3 Documentation License. AM hereby grants to Scientific-Atlanta an irrevocable, worldwide, non-exclusive, paid-up license including the right to sublicense to make, use, copy, modify (including making translations), and distribute through its normal channels of distribution any user manuals or design documentation (collectively "Documentation") provided for any Software provided by AM. Scientific-Atlanta shall be provided by AM under this license with the current version of all Documentation for all Software Products, and be provided at no additional cost with all upgrades, improvements and error corrections of the appropriate Documentation. All Documentation shall be provided to Scientific-Atlanta in electronic form.

         21.4 Use of OmniVu APIs. AM grants to Scientific-Atlanta and each SA Customer a royalty-free, nonexclusive license, with the right to sublicense, to use the OmniVu Application Program Interfaces ("APIs") for the development by or for Scientific-Atlanta or its sublicensees of application software that will interoperate with AM's Access software. To the extent that such application software incorporate portions of the OmniVu APIs such use in such application software shall be included within the license granted to Scientific-Atlanta in
Section 21.1 of this Contract.

         21.5 Reserve Manufacturing License. In recognition of the agreements of Scientific-Atlanta contained in this Contract, AM hereby grants Scientific-Atlanta an irrevocable worldwide, non-exclusive, paid-up license including the right to sublicense (the "Reserve License") to make, use, and sell Products. Scientific-Atlanta agrees to use such license only in accordance with the provisions of this Article. Scientific-Atlanta agrees that it shall not exercise any rights under this Reserve License until the occurrence of a Release Condition set forth in Section 21.7. Scientific-Atlanta shall pay AM a reasonable per unit royalty for the Products it manufactures and sells under this Reserve License. If the parties cannot agree on a reasonable royalty within sixty (60) days after the Release Condition occurs, the disagreement shall be resolved in accordance with Section 22.10 hereof.

         21.6 Escrow of Licensed Material. AM agrees to place in escrow for the benefit of Scientific-Atlanta all drawings, parts lists, Software (including object code, source code, and source code listings, design documentation, and proprietary test tools) manufacturing specifications, designs, schematics and vendor lists regarding the Products, and other information, to enable Scientific-Atlanta to make, use, modify, service, maintain and sell such Products, and to update such information as required during the Term of this Contract. The escrow agreement shall be in form and substance reasonably satisfactory to AM and Scientific-Atlanta, which agreement shall provide for the release of information to Scientific-Atlanta upon the occurrence of a "Release Condition" as defined below. The fees charged by the escrow agent for the initiation and maintenance of the escrow shall be paid one-half (1/2) by AM and one-half (1/2) by Scientific-Atlanta.

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         21.7 Release Condition. A Release Condition shall be deemed to have occurred on the earliest date any of the following occurs:

         (a) notification by Scientific-Atlanta to AM of its intention to terminate this Contract pursuant to Section 18.3.a. or b.;

         (b)      termination of this Contract by Scientific-Atlanta pursuant to
                  Section 18.3.c.;

         (c) only as to the particular Product ordered, as of the time Scientific-Atlanta terminates, pursuant to Section 18.2, the third Purchase Order relating to such a particular Product;

         (d)      the date on which AM ceases to operate as a going concern;

         (e) the date on which AM decides to cease producing any of the Products;

         (f) on or after the date specified in Section 22.2, which date is the date by which AM is obligated to have obtained ISO 9001 certification;

         (g) only as to the late-delivered Product or Products, termination of this Contract by Scientific-Atlanta pursuant to Section 18.3.e.: or

         (h) upon a determination by AM not to extend the term of this Contract beyond its initial three (3) year term;

provided that Scientific-Atlanta has given, in connection with any of the foregoing events described in subparagraphs (a) through (h), notice to AM of its intention to treat such a date as the occurrence of an Release Condition for the purposes of this Article 21. If AM in good faith disputes whether a Release Condition claimed by Scientific-Atlanta has occurred, AM may refer such Dispute to arbitration pursuant to Section 22.10, and Scientific-Atlanta shall not be entitled to obtain the Licensed Material from escrow pursuant to Section 21.6 until the arbitration is concluded.

         21.8 Integration License. AM acknowledges that the Products being purchased under this Contract may be sold in conjunction with other items and will need to be integrated with such items and other Products. In order to ensure that all items and Products are interoperable, AM hereby grants Scientific-Atlanta a worldwide, nonexclusive, paid-up license to use AM's intellectual property as may be necessary to enable the integration of hardware and software being provided by or on behalf of Scientific-Atlanta to any SA Customer with such Products. AM also agrees that it will provide to Scientific-Atlanta information and assistance as may be necessary, including interface specifications, to enable Scientific-Atlanta to cause the Products to be interoperable with the items and Products being provided by or on behalf of Scientific-Atlanta to any SA Customer. AM also agrees to provide backward compatibility at its expense for Scientific-Atlanta products currently installed or committed to be installed. Nothing in this Contract shall be construed as granting

Scientific-Atlanta a license to enable Scientific-Atlanta to develop and sell monitors which will operate with MCU Products and Transponder Products sold by AM to Scientific-Atlanta under this Contract.

         21.9 Other Licenses; Retention of Ownership. AM grants a license under any patents, copyrights, trademarks and trade secrets or other intellectual property it may have relating to the Products (including Software) supplied by AM solely to the extent necessary for Scientific-Atlanta to enjoy its rights under the licenses granted it by AM. No other rights or licenses are granted to Scientific-Atlanta other than those set forth in this Contract. Nothing in this Agreement shall be construed as (i) transferring to Scientific-Atlanta ownership of AM's patents, copyrights, trademarks, trade secrets or other intellectual property related to the Products, or (ii) prohibiting AM from developing products which may operate with Scientific-Atlanta-manufactured products and software, provided, however, Scientific-Atlanta retains the right to enforce all of its intellectual property rights against AM.

         21.10 Indemnification Applicable. The indemnification provisions of this Contract shall apply to any Products manufactured under any of these licenses.

22.      MISCELLANEOUS.

         22.1 Exportation of Products. AM acknowledges that Scientific-Atlanta (itself or through an SA Customer) intends to offer the Products for sale to SA Customers worldwide. AM represents and warrants that all Products have been (or will be within sixty (60) days after execution of this Contract) tested for compliance with EU requirements for such Products, and such Products shall bear the appropriate CE Marking to evidence such compliance with EU requirements. AM represents and warrants that Exhibit C lists the export licenses required from the United States Department of Commerce and Department of Defense and other regulatory authorities for each country. Scientific-Atlanta agrees that it will not export any Products without first obtaining any and all necessary approvals from the United States Department of Commerce and Department of Defense or other regulatory authorities. AM agrees that it will cooperate with Scientific-Atlanta in obtaining any such approvals and will advise Scientific-Atlanta from time to time of any countries with respect to which AM is advised that different or additional export approvals are required.

         22.2 Quality Audit. Within thirty (30) days after the execution of this Contract, AM shall permit Scientific-Atlanta to commence a Quality Audit of AM's operations. Within ninety (90) days after the conclusion of the Quality Audit, AM shall prepare a plan to correct deficiencies, if any, identified by the Quality Audit. Upon concurrence in the plan by Scientific-Atlanta, AM shall commence implementation of the plan. AM warrants that it will be certified for ISO 9001 within twelve (12) months after the date on which Scientific-Atlanta completes the above-described Quality Audit.

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         22.3 Subsequent Orders for Spare Parts. In the event AM elects to discontinue manufacturing any of the Products and any type of Products included in the Products, AM shall provide to Scientific-Atlanta one-hundred eighty (180) days notice before such event occurs and will thereafter, for a period of seven
(7) years from the date of such notice, make available for purchase by Scientific-Atlanta (or by any SA Customer) any and all spare parts for Products necessary for the maintenance of the Products at prices mutually agreed upon between AM and Scientific-Atlanta at the time of notification of discontinuance.

         22.4 Promotion of Industry Protocols. Scientific-Atlanta and AM agree to work together, with each party's expending equivalent time and resources, (i) to promote standard protocols for communications between elements and element managers, and (ii) to promote an industry standard management information base based upon an industry protocol for communication between element managers and a higher level network management system.

         22.5 Binding Effect. This Contract shall be binding on and inure to the benefit of the parties and their respective successors and assigns, but no party shall have the power to assign this Contract or any rights or obligations hereunder or under any Purchase Order without the prior written consent of the other party provided that SA Customers shall be entitled to the rights contained herein with respect to warranties and indemnification.

         22.6 Severability. If any provision of this Contract is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Contract is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

         22.7 Waiver. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or contracts to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or contract herein contained. No change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.

         22.8 Relationships of the Parties. It is expressly understood that AM and Scientific-Atlanta intend by this Contract to establish the relationship of independent contractors, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them or their respective successors in interests. Neither AM nor Scientific-Atlanta shall have any authority to create or assume, in the name or on behalf of the other party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other party hereto for any purpose whatsoever.

         22.9 Applicable Law. This Contract shall be interpreted, construed and governed by the laws of the state of Georgia, exclusive of choice of laws.

         22.10 Arbitration. The parties will attempt to resolve in good faith any Dispute which arises in connection with this Contract by negotiation. As used herein, "Dispute" shall include any claim or controversy arising out of this Contract or the breach, termination or validity thereof involving either of the parties. If the parties cannot resolve any Dispute through negotiation, the parties agree and consent to resolve the Dispute solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") at the offices of the AAA in Washington, D.C. The arbitrators shall be empowered to resolve all Disputes, whether in contract or in tort, and to award any remedies authorized by this Contract and any applicable statute or common law. All arbitration proceedings, including all evidence and statements, shall be confidential and shall not be used or disclosed for any other purpose. Each party shall pay its own attorneys' fees and expenses; all other expenses of arbitration shall be equally divided between the parties, provided, however, the arbitrators shall have the authority to assess any of the foregoing costs against any party acting in bad faith. The award of the arbitrators shall be final and binding and is the sole and exclusive remedy of the parties regarding any Disputes hereunder except that nothing contained in this Contract shall prohibit either party from seeking injunctive relief or equitable remedies in a court of competent jurisdiction or pursuing other equitable remedies. A judgment on the award may be entered in any court having jurisdiction thereof and each party consents to such jurisdiction. The award shall earn interest from the date of the award until satisfied in full at the United States prime interest rate as reported in The Wall Street Journal on the business day immediately preceding the date of the award. Should either party bring any legal action against the other with respect to any claim required to be arbitrated under this Contract by any method other than arbitration, the other party shall be entitled to recover from such party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

         22.11 Records. AM shall maintain all books and records related to its obligations hereunder for at least five (5) years after the termination of this Contract. Scientific-Atlanta shall have the right to inspect and audit such records at any time upon reasonable notice to AM.

         22.12 Entire Contract. This Contract, including all Exhibits hereto, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations and agreements and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Contract and which is signed by both Scientific-Atlanta and AM. The parties will be executing one or more joint development agreements which will be independent of this Contract.


SA: 15153-1

         IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the date first hereinabove written.


                                     SCIENTIFIC-ATLANTA, INC.


                                     By:
                                         ----------------------------------
                                     Name:
                                         ----------------------------------
                                     Title:
                                         ----------------------------------


                                     AM COMMUNICATIONS, INC.


                                     By:
                                         ----------------------------------
                                     Name:
                                         ----------------------------------
                                     Title:
                                         ----------------------------------

                                    EXHIBIT A

            Products; Prices; Initial Units; Extended Warranty Prices


HARDWARE PRODUCTS


                                                 Cost of 1st Yr. of         Cost of 2nd Yr. of
Item       Product                      Price    Extended Warranty          Extended Warranty       Initial Units
- ----       -------                      -----    ------------------         ------------------      -------------
1.         MCU-1                       $3,000.00    2% of Price                2% of Price
2.         MCU-2                       $4,000.00    2% of Price                2% of Price
3.         9015 EOL                      $950.00    2% of Price                2% of Price
4.         9016 EOL                    $1,400.00    2% of Price                2% of Price
5.         9013 EOL                      $150.00    2% of Price                2% of Price
6.         9020                        $2,500.00    2% of Price                2% of Price
7.         9021                        $3,500.00    2% of Price                2% of Price
8.         8101 Single                 $5,100.00    2% of Price                2% of Price
           Protocol
9.         8101 Dual                   $5,900.00    2% of Price                2% of Price
           Protocol
10.        9031                        $1,200.00    2% of Price                2% of Price
11.        9040                        $1,200.00    2% of Price                2% of Price
12.        9070                           $75.00    2% of Price                2% of Price
13.        TMC-8010                    $1,125.00    2% of Price                2% of Price
14.        TMC-8015                    $1,425.00    2% of Price                2% of Price
15.        TMC-8015-                   $1,725.00    2% of Price                2% of Price
           LS
16.        TMC-8011                    $1,225.00    2% of Price                2% of Price
17.        8040                          $300.00    2% of Price                2% of Price
18.        8041                          $340.00    2% of Price                2% of Price
19.        LS-1                          $275.00    2% of Price                2% of Price
20.        RTS-1                         $160.00    2% of Price                2% of Price
21.        8061                          $360.00    2% of Price                2% of Price
22.        8063                          $360.00    2% of Price                2% of Price
23.        Fiber Nodes             Contact AM       2% of Price                2% of Price


AGREED PRICING FOR NEW PRODUCTS UNDER DEVELOPMENT

                                                 Cost of 1st Yr. of         Cost of 2nd Yr. of
Item       Product                      Price    Extended Warranty          Extended Warranty       Initial Units
- ----       -------                      -----    ------------------         ------------------      -------------
1.         Full Featured               $163.08     2% of Price                 2% of Price
           Transponder
2.         Low Cost                    $111.52     2% of Price                 2% of Price
           Transponder


SOFTWARE PRODUCTS



                                                 Cost of 1st Yr. of         Cost of 2nd Yr. of
Item       Product                      Price    Extended Warranty          Extended Warranty       Initial Units
- ----       -------                      -----    ------------------         ------------------      -------------
1.         Life-Line V2.1            $4,000.00   Not Applicable         Not Applicable
2.         OmniVU Single User                     2% of Price             2% of Price

             0-50                    $2,765.00
             51-100                  $4,250.00
             101-250                 $6,737.00
             251-500                $10,000.00
             501-1000               $14,000.00
             1001-3000              $28,125.00
             3001-10000             $70,000.00
3.         OmniVU Multi User                      2% of Price             2% of Price

             0-50                    $8,500.00
             51-100                 $10,625.00
             101-250                $14,000.00
             251-500                $18,000.00
             501-1000               $31,875.00
             1001-3000              $80,000.00
             3001-10000            $100,000.00





                                                 Cost of 1st Yr. of         Cost of 2nd Yr. of
Item       Product                      Price    Extended Warranty          Extended Warranty       Initial Units
- ----       -------                      -----    ------------------         ------------------      -------------
4.         Additional OmniVU         $4,000.00    2% of Price             2% of Price
           Seats
5.         Additional AM             $4,000.00    2% of Price             2% of Price
           Access Seats
6.         AM Net                    $5,000.00    2% of Price             2% of Price
7.         FACTS MGR                 $4,000.00    2% of Price             2% of Price
8.         FACTS MGR &               $5,000.00    2% of Price             2% of Price
           Source
9.         OSU-F                     $1,000.00    2% of Price             2% of Price
10.        OSU-S                       $500.00         2%                     2%
11.        On-Site Support           $1,000.00        N/A                     N/A
                                    per day +
                                    expenses




                                    EXHIBIT B

                                Excluded Products



Optical Node - G.I SX series 1

Optical Node - G.I BTA series

RF Amplifier - G.I BTA series

RF Amplifier - G.I BTD series

LaserLink II Light Shelf - Lucent

Amplifier Monitor - Lucent


- --------
         1This model sold by GI. May be sold by AM with permission from GI only. Unit is manufactured by AM and uses LANguard protocol.

                                    EXHIBIT C

                                Export Clearances


Countries For Which Clearances are Required:

         1.       Japan
         2.       China
         3.       Taiwan
         4.       Thailand
         5.       Korea
         6.       Italy
         7.       Germany
         8.       Australia
         9.       England
         10.      Belgium
         11.      Canada
         12.      South America
         13.      India


Countries For Which Clearances Have Been Obtained:

         1.       Japan
         2.       China
         3.       Taiwan
         4.       Thailand
         5.       Korea
         6.       Italy
         7.       Germany
         8.       Australia
         9.       England
         10.      Belgium
         11.      Canada
         12.      South America
         13.      India


Countries For Which Clearances Have Been Denied:

         1.       None

                                    EXHIBIT D

                           FORM OF SCIENTIFIC-ATLANTA
                       END USER SOFTWARE LICENSE AGREEMENT
                        FOR USE WITH DESIGNATED PRODUCTS

Customer:

Address:

Scientific-Atlanta, Inc. ("S-A") by its acceptance agrees to grant to Customer, and Customer accepts on the following terms and conditions, a license to the identified Licensed Software for use only with the Designated Products set out below.

- ------------------------------------------------------------------------------
 Designated Products                   |               Licensed Software
- ------------------------------------------------------------------------------
                                       |
                                       |
- ------------------------------------------------------------------------------
                                       |
                                       |
                                       |
- ------------------------------------------------------------------------------

1.   LICENSE GRANT

1.1 "Licensed Software" means a computer program, including any modifications, updates or additions which may be supplied by S-A to Customer, in object code or executable form in any medium, such as magnetic tape, disks, or optical media; and related materials such as flow charts, logic diagrams, manuals, and other documentation which are provided to Customer by S-A with or for use in Designated Products. Licensed Software may reside within Designated Products at the time of delivery to Customer in which case identification of such Products shall also constitute identification of the corresponding software; or it may be provided separately for installation on Designated Products.

1.2 Subject to the payment of fees elsewhere specified and these terms and conditions, S-A grants to Customer, subject to the limitations herein, a personal, nonexclusive, non-transferable license to use Licensed Software in and for the Designated Products and not otherwise. This license may be assigned to any bona fide successor in interest to Designated Products who first agrees in writing to be bound by the terms of this Agreement. Should the Licensed Software include a unique implementation of a security algorithm, Customer shall have the exclusive right to use such unique Customer security algorithm implementation in and for use with the Designated Products and not otherwise.

1.3 Customer may make one (1) copy of Licensed Software (but not including read-only memories or similar devices) for archival purposes only and shall reproduce and attach all copyright and proprietary notices. Customer shall not otherwise copy or allow to be copied Licensed Software except to install Licensed Software on the Designated Products. Customer agrees that S-A shall have the right to have an independent accounting firm conduct an audit at Customer's premises during normal business hours to verify the number of copies of Licensed Software in use by Customer.

1.4 Customer shall not make any modifications to Licensed Software or remove any proprietary notices of S-A or third parties found in or on the Licensed Software. Customer agrees not to reverse engineer, decompile, or reverse assemble Licensed Software except to the extent that such prohibition may be unenforceable under applicable law.

1.5 Licensed Software is and shall remain the exclusive property of S-A. No license other than that specifically stated herein is granted to Customer, and Customer shall have no right to sublicense Licensed Software nor any right under any patent, trademark, copyright, trade secret or other intellectual property of S-A other than that granted by this Agreement.

2.   PROTECTION AND SECURITY

2.1 Customer agrees not to disclose, release, or make available in any form any portion of Licensed Software to any person other than Customer's own employees or contractors. Customer represents that its employees and contractors having access to Licensed Software are or shall be party to written agreements acknowledging a duty to protect Customer's confidential materials, including the Licensed Software.

2.2 Customer shall keep Licensed Software (including archival copies, if any), in a secure environment and shall take all steps reasonably necessary to protect Licensed Software or any part thereof from unauthorized disclosure or release. Customer may not export or reexport the Licensed Software in any form except in compliance with all applicable laws and regulations.

2.3 Customer expressly agrees that a breach of this Agreement will cause irreparable harm to S-A and that S-A shall have the right to obtain injunctive relief against any unauthorized use, disclosure, copying or transfer of any part of Licensed Software. Licensed Software may contain software from third parties who are intended to be third party beneficiaries of this Agreement.

3.   WARRANTY AND LIABILITY

3.1 S-A warrants that Licensed Software, as provided, shall conform to the published specifications of S-A. During the first one (1) year after the date of delivery of Licensed Software, S-A shall use reasonable commercial efforts to correct errors detected in Licensed Software after receiving notification of such errors from Customer. This paragraph sets forth the entire obligation of S-A with respect to Licensed Software and in no event shall S-A be liable to Customer for loss of profit, indirect, special, or consequential damages arising out of its provision of the Licensed Software to Customer under tort, contract, or any other legal theory. In no event shall S-A be liable to Customer for any damages, however based, in excess of ten thousand United States dollars (US$10,000.00).

3.2 S-A MAKES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. S-A DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN Licensed Software WILL MEET THE CUSTOMER'S REQUIREMENTS, OR THAT THE OPERATION OF Licensed Software WILL BE UNINTERRUPTED OR ERROR-FREE. S-A MAKES NO WARRANTY OF NON-INFRINGEMENT, EXPRESS OR IMPLIED. ANY THIRD PARTY SOFTWARE SUPPLIED WITH OR INCORPORATED IN Licensed Software IS PROVIDED "AS-IS" WITHOUT WARRANTIES OF ANY KIND. IF ANY ADDITIONAL WARRANTIES ARE SUPPLIED BY A THIRD PARTY, SUCH WARRANTIES WILL BE OFFERED DIRECTLY BY SUCH THIRD PARTY TO Customer.

3.3 Customer acknowledges its responsibility to use all reasonable methods to prove out and thoroughly test the operation of and output from Licensed Software prior to its use in Customer's operations.

3.4 Unless otherwise provided in a separate writing, and subject only to the warranty of this Section 9, 23.4, S-A is under no obligation to provide Customer with any modifications, updates, additions or revisions to Licensed Software, nor to maintain Licensed Software in any manner.

3.5 In the event that any modifications are made to Licensed Software, any and all warranty and other obligations of S-A shall immediately cease with respect to such software.

4.   INDEMNIFICATION

4.1 S-A shall pay all costs and damages finally awarded against Customer or its employees to the extent based upon a claim that Licensed Software, as supplied, infringes the intellectual property right of a third party (except infringement occurring as a direct result of incorporating features, operations or algorithms which are specifically required by Customer), provided that S-A is notified promptly in writing of any allegation of such infringement and given full cooperation, information, and authority to settle such claim and to defend or control the defense of any suit based upon such claim.

4.2 In the event that Licensed Software is likely to or does become the subject of a claim of infringement, or is held to infringe, S-A shall, at its option and expense, procure for Customer the right to continue using Licensed Software; or, modify Licensed Software to make it non-infringing but functionally equivalent; or, substitute other software of similar capabilities; or, remove Licensed Software and refund the license fee less depreciation. This section 23.4 sets forth the entire liability of S-A to Customer with respect to infringement.

5.   TERM AND TERMINATION

         This Agreement shall continue indefinitely unless terminated by one of the parties. This Agreement may be terminated by Customer upon thirty
         (30) days' notice to S-A and by S-A upon breach of any term of this Agreement, which breach is not cured within thirty (30) days after notice by S-A, or should Customer be adjudged a bankrupt or become a party to a similar proceeding for the benefit of its creditors. Immediately after such termination, Customer will deliver to S-A Licensed Software and any and all copies and modifications thereof (except copies which reside within the Designated Products and which shall be erased) and will, if requested, provide S-A with its written certification that it has retained no copies.

6.   TAXES

         Except for taxes based on S-A's income, S-A shall not be responsible for any federal, state or local taxes based upon Customer's purchase, possession or use of Licensed Software or upon any charges payable or services performed hereunder.

7.   APPLICABLE LAW, INTEGRATION AND MODIFICATION

7.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, United States of America, not including any conflicts of laws provisions thereof. The UN Convention on Contracts for the Sale of Goods shall not apply.

7.2 This Agreement comprises the full and final understanding between S-A and Customer, and merges and supersedes any and all other agreements, understandings or representations, written or oral, with respect to the subject matter hereof. It may not be modified except by a writing signed by authorized representatives of both S-A and Customer, and referring specifically to this Agreement.

7.3 Any attempt by Customer to assign this Agreement shall be void unless the assignment is incidental to the sale of the Designated Products.

7.4 Waiver by any party of the breach of a provision of this Agreement by the other party shall not be construed as a continuing waiver of such provision or waiver of any other breach of any other provision of this Agreement.

AGREED:                                     ACCEPTED AND APPROVED:
CUSTOMER


- -----------------------------------         -----------------------------------
By                                          By

- -----------------------------------         -----------------------------------
Printed Name                                Printed Name

- -----------------------------------         -----------------------------------
Title                                       Title

- -----------------------------------         -----------------------------------
Date                                        Date

                                    EXHIBIT E

                          Description of Sales Train ng

                                Training Support


AM will provide a complete, defined and agreed-to training curriculum, on the installation, management and maintenance of AM's product portfolio, to S-A's designated lead technical representatives. This training curriculum will be comprised of a combination of classroom and lab sessions.

The purpose of the classroom sessions will be to review AM's products and their theory of operation. The lab sessions will be used to train all appropriate S-A technical specialists in the proper installation, configuration, management, debugging, and maintenance techniques. All of this will be customized and delivered within the context of the specific S-A network design and implementation.

Each Train-the-Trainer candidate will be provided a complete documentation kit. This data kit will serve as an information reference source in addition to the foundation for continuing the training efforts within S-A. Each S-A Train-the-Trainer candidate, at the completion of this educational session, will be thoroughly prepared to support the S-A training requirements. Refresher courses will be made available to S-A representatives, in an effort to assist in growing the training population and provide new product related information.

A detailed training curriculum will be developed, specific to the requirements of S-A. During the scheduling of the training session(s), S-A will provide to AM a primary contract that will assist in the orchestration of the training program.

The Train-the-Trainer program, as outlined herein, can be conducted at AM's corporate facility in Quakertown, Pennsylvania, or at a designated S-A facility/location.

AM will conduct quarterly product training sessions, at a designated S-A facility.